EXHIBIT 99



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                [PEOPLES-SIDNEY FINANCIAL CORPORATION Letterhead]


For Information Contact:
Douglas Stewart, President or                         For Release: July 18, 2000
Debra Geuy Chief Financial Officer
937-492-6129
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         PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY, YEAR
                       END EARNINGS AND DECLARES DIVIDEND


Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, today announced its fourth quarter and fiscal year end earnings.

Net income for the three months ended June 30, 2000 was $233,000 or $.16 basic and diluted earnings per share. This compares to $97,000 or $.06 basic and diluted earnings per share for the same period in 1999. Douglas Stewart, President Chief Executive Officer said, the increase in quarterly earnings is a result of higher interest income from mortgage and consumer loans and lower compensation and general operating expenses for the quarter. In addition, the Corporation had a lower effective Federal Income tax rate resulting from lower expenses relating to employee benefit plans.

The Corporation's fiscal year end earnings were $636,000 compared with $510,000 for the fiscal year end June 30, 1999, a 25% increase. The increase in earnings is a result of strong loan demand throughout the year and a new loan growth generated by our branch offices in Anna and Jackson Center. Net loans increased 12% during the year reaching $115 million. Total deposits increased 10% totaling $93 million at year-end.

Stewart added, "our strategic plan for long-term growth is in place and we look forward to future opportunities to enhance the value of our company." The company completed its third stock buyback program in April 2000 in our continuing efforts to maximize shareholder value. At June 30, 2000, Peoples-Sidney Financial Corporation was trading at $8.50 per share. The book value at June 30, 2000 was $11.86, with total shares outstanding of 1,430,126 excluding treasury stock, unearned employee stock ownership plan shares and unearned management recognition plan shares.

On July 13, 2000 the Board of Directors declared a dividend of $.07 per share for shareholders of record as of July 31, 2000. The payable date will be August 14, 2000.

Peoples Federal operates from its main office at 101 E. Court Street, Sidney and its branches at 405 S. Pike Street, Anna, and 115 W. Pike Street, Jackson Center, Ohio.

When used in this press release or other public or shareholder communications, in filing by Peoples-Sidney Financial Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive officer, the words or phrases "should", "should result", "will enable", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements


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are subject to certain risks and  uncertainties,  including  changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on
forward-looking  statements,   which  speak  only  as  of  the  date  made.  The
Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.